EXHIBIT 2.5

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of July 28, 2021 among Andrew Arroyo Real Estate, Inc., a California corporation, which has a mailing address at 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 (“AARE-CA” or the “Seller”), the owner of all of AARE-CA’s common stock listed on Exhibit A (collectively, the “AARE-CA Owner”), and Andrew Arroyo Real Estate Inc., a Delaware corporation (the “Buyer” or “Company”). Each of Seller, the AARE-CA Owners, and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, AARE-CA has 1,000 shares outstanding held by one shareholder, which constitutes the AARE-CA Owner;

WHEREAS, AARE-CA is licensed in California for the purpose of providing residential, commercial, and property management real estate brokerage services and has been providing these services in California since 2004 (the “Business”);

WHEREAS, Buyer is Delaware corporation that is licensed in 23 states to provide residential, commercial, and property management real estate brokerage services, but has not yet begun material operations;

WHEREAS, the Board of Directors of AARE-CA and the Board of Directors of the Buyer have determined a merger of Seller and Buyer is advisable, fair to and in the best interests of their respective companies and stockholders and, accordingly, have each approved the merger of AARE-CA with and into the Company upon the terms and subject to the conditions set forth herein and in the Certificates of Merger for Delaware and California, attached hereto as Exhibit B and Exhibit C, respectively;

WHEREAS, The Parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

WHEREAS, the Common Stock, or common stock, as referenced in this Agreement shall mean the common stock, $0.001 par value per share, of the Company after giving effect to a 3,000-for-1 forward stock split scheduled to be effective on or around July 31, 2021; and

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals to this Agreement, the Parties to this Agreement hereby agree as follows:

1

1. The Merger.

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificates of Merger, AARE-CA shall be merged with and into the Company in accordance with applicable provisions of Delaware law. At the Effective Time (as defined below), the separate legal existence of AARE-CA shall cease, and Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware under the name “Andrew Arroyo Real Estate Inc.”

1.2 Effective Time. The Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California in accordance with applicable law, which is expected to be July 31, 2021. The time at which the Merger shall become effective is referred to as the “Effective Time.”

1.3 Merger Consideration. The aggregate consideration to be paid by the Buyer to the AARE-CA Owners in exchange for and in cancellation of their stockholdings in AARE-CA as a result of the Merger (the “Merger Consideration” or “Stock Consideration”) shall be in the shares of Buyer’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) set forth on the schedule in Exhibit D. At the time of the Closing the Buyer’s Series A Convertible Preferred Stock will have the rights and preferences set forth on the Certificate of Designation for the Series A Convertible Preferred Stock, a copy of which is attached hereto as Exhibit F.

1.4 Conversion of Shares. At the Effective Time of the Merger, automatically by virtue of the Merger and without any action on the part of any Party, each share of AARE-CA’s common stock that is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger shall be converted, on a pro rata basis, into validly issued, fully paid and nonassessable shares of the Company’s Series A Convertible Preferred Stock, as set forth on Exhibit D. Certificates representing the Merger Consideration shall be delivered to the AARE-CA Owners at the Effective Time of the Merger pursuant to the terms of this Agreement and upon surrender of certificates or other evidence of their ownership in AARE-CA.

1.5 Certificate of Incorporation and Bylaws

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Certificate of Incorporation of the Surviving Company shall be the Certificate of Incorporation of the Company immediately prior to the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Bylaws of the Surviving Company shall be the Bylaws of the Company immediately prior to the Effective Time.

2

1.6 Assets and Liabilities. At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Company and AARE-CA (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. To the extent necessary, all agreements and contractual obligations of AARE-CA will automatically be assigned and transferred to the Surviving Company at the Closing. AARE-DE expressly agrees to assume and be responsible for all outstanding litigation of AARE-CA, and any amounts that may be due from AARE-CA from such litigation. AARE-DE as the surviving corporation agrees that it may be served with process in California or Delaware in any proceeding for enforcement of any obligation of AARE-CA, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings, and irrevocably appoints the Secretary of State of California and Delaware in California and Delaware, respectively, as its agent to accept service of process in any such suit or other proceedings and shall allow such service by any means allowed in such states.

2. Intentionally Blank

3. Other Covenants.

3.1 Officers and Board of Directors of Surviving Company. The Surviving Company will maintain the same Board of Directors and executive officers at Effective Time that it had immediately prior to the Effective Time.

3.2 Cooperation on Tax Matters. The Parties acknowledge and agree that they intend for the transactions set forth in this Agreement to be treated as a tax-free reorganization under IRC § 368(a)(1)(A). From and after the date of this Agreement, each party shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation of tax returns, forms and/or documents necessary to ensure that the transactions set forth in this Agreement are treated as a tax-free reorganization under IRC § 368(a)(1)(A).

4. Closing and Further Acts.

4.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in San Diego, California, or such other places as the Parties may agree, on July 31, 2021 at 6:00 a.m. (local time) or on a date that the Parties may mutually agree in writing, but in no event later than August 31, 2021 (the “Closing Date”), unless extended by mutual written agreement of the Parties.

3

4.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will deliver to each AARE-CA Owner a certificate representing his/her respective portion of the Stock Consideration as set forth on Exhibit D.

(b) The Parties shall execute and deliver for filing the Certificate of Merger upon the Closing.

(c) AARE-CA will deliver to Buyer copies of necessary resolutions of the Board of Directors of AARE-CA, and the shareholders of AARE-CA, authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of AARE-CA as being valid and in full force and effect.

(d) Buyer will deliver to AARE-CA copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) Buyer will deliver to AARE-CA a copy of the file-stamped Certificate of Designation for the Series A Convertible Preferred Stock and the necessary resolutions of the Board of Directors of Buyer authorizing the creation and issuance of the Stock Consideration to the AARE-CA Owners.

(f) AARE-CA will deliver to the Buyer true and complete copies of AARE-CA’s Articles of Incorporation and a Certificate of Good Standing from the Secretary of State of its state of domicile, which articles and certificate of good standing are dated not more than thirty (30) days prior to the Closing Date. The requirement of a Certificate of Good Standing may be waived by Buyer if such certificate is not required to file the Certificates of Merger.

(g) Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the Merger.

4.3 Actions Pre-Closing. Seller and the AARE-CA Owners will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of AARE-CA and to enable AARE-CA to prepare and have audited all financial statements deemed necessary by Buyer to make certain filings with the Securities and Exchange Commission, including audited financial statements.

4.4 Actions Post-Closing. The AARE-CA Owners will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation and audit of all financial statements of Buyer and AARE-CA deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

4

5. Representations and Warranties of the AARE-CA Owners and Seller.

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit F, the AARE-CA Owners and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

5.1 Power and Authority; Binding Nature of Agreement. The AARE-CA Owners and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by AARE-CA have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other Parties hereto, this Agreement is a valid and binding obligation of the AARE-CA Owners and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

5.2 Subsidiaries. AARE-CA has a fifty percent (50%) interest in a joint venture partnership with Smart Real Estate Tools, LLC, a Delaware corporation, which provides technology services worldwide to real estate agents. There are no other corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that AARE-CA directly or indirectly controls or in which AARE-CA directly or indirectly owns any equity or other interest.

5.3 Good Standing. AARE-CA (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4 Financial Statements. AARE-CA has delivered to Buyer the following financial statements prior to the Closing (the “AARE-CA Financial Statements”): (i) the audited statement of operations, changes in stockholder equity, and statement of cash flows of AARE-CA for the calendar years ended December 31, 2020 and December 31, 2019, and the balance sheet of AARE-CA for the years then ended, (ii) the unaudited statement of operations, statement of stockholder’s equity, and statement of cash flows of AARE-CA for the three and six months ended March 31, 2021 and June 30, 2021, and the balance sheet of AARE-CA for the periods then ended. Except as stated therein or in the notes thereto, the AARE-CA Financial Statements: (a) present fairly the financial position of AARE-CA as of the respective dates thereof and the results of operations and changes in financial position of AARE-CA for the respective periods covered thereby; and (b) have been prepared in accordance with AARE-CA’s normal business practices applied on a consistent basis throughout the periods covered. All financial statements shall be prepared in accordance with generally accepted accounting principles and audited or reviewed, as applicable, by an experienced independent auditor.

5

5.5 Capitalization. The authorized capital structure of AARE-CA consists of 1,000 shares of common stock, all of which are owned by the AARE-CA Owners. No other shares of AARE-CA are issued, reserved for issuance or outstanding. All outstanding shares of AARE-CA are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of formation, the AARE-CA Charter Documents or any contract to which AARE-CA is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of AARE-CA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which AARE-CA is a party or by which AARE-CA is bound (i) obligating AARE-CA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of stock or other equity interest in, AARE-CA or any Voting Company Debt, (ii) obligating AARE-CA to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of AARE-CA.

5.6 Absence of Changes. Except as otherwise set forth on Schedule 5.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since June 30, 2021, except in the ordinary course of business:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of AARE-CA and no event has occurred that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of AARE-CA.

(b) AARE-CA has not repurchased, redeemed or otherwise reacquired any of its membership interests or other securities.

(c) AARE-CA has not sold or otherwise issued any shares of stock or Voting Company Debt.

(d) AARE-CA has not amended its articles of organization, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e) AARE-CA has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

6

(f) AARE-CA has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) AARE-CA has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h) AARE-CA has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any material loss, damage or destruction to any of the material properties or assets of AARE-CA (whether or not covered by insurance).

(j) AARE-CA has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k) AARE-CA has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) AARE-CA has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) AARE-CA has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or to AARE-CA which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) AARE-CA has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices, AARE-CA has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of AARE-CA.

(p) No contract or other instrument to which AARE-CA is or was a party or by which AARE-CA or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

7

(q) AARE-CA has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the AARE-CA Financial Statements as of June 30, 2021 or have been incurred since June 30, 2021 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) AARE-CA has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) AARE-CA has not changed its methods of accounting or its accounting practices in any respect.

(t) AARE-CA has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u) AARE-CA has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 5.6.

5.7 Absence of Undisclosed Liabilities. AARE-CA has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the AARE-CA Financial Statements as of June 30, 2021, except for obligations incurred since June 30, 2021 in the ordinary and usual course of business consistent with past practice.

5.8 AARE-CA Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of its assets.

(b) AARE-CA has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by AARE-CA to Buyer prior to the Closing Date.

(c) Except as reflected in the AARE-CA Financial Statements, the Assets are not subject to any material liability, absolute or contingent, which has not been disclosed by AARE-CA to and acknowledged by Buyer in writing prior to the Closing Date.

(d) AARE-CA has provided to Buyer in writing an accurate description of all of the assets of AARE-CA or used in the business of AARE-CA (the “Assets”).

(e) AARE-CA has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which AARE-CA is a party or by which it or its property is bound. Except as specified by AARE-CA to and acknowledged by Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect. As soon as practicable after the execution of this Agreement by all Parties, AARE-CA will provide Buyer with copies of all such documents for Buyer’s review.

8

5.9 Compliance with Laws; Licenses and Permits. AARE-CA is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. AARE-CA has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which AARE-CA is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises reasonably necessary to permit AARE-CA to conduct its business in the manner in which it is now being conducted, and AARE-CA is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

5.10 Taxes. Except as disclosed herein, AARE-CA has accurately and completely filed with the appropriate United States federal, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll). (All such items are collectively referred to herein as “Taxes”). The AARE-CA Financial Statements fully accrue or reserve all current and deferred taxes. AARE-CA is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. AARE-CA is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than AARE-CA. AARE-CA has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by AARE-CA have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by AARE-CA are accurate and comply with and were prepared in accordance with applicable statutes and regulations. The AARE-CA Owners and Seller will cause AARE-CA to prepare and file all Tax returns and pay all Taxes required prior to the Closing. Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

5.11 Environmental Compliance Matters. AARE-CA has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

9

5.12 Compensation. AARE-CA has provided Buyer with a full and complete list of all officers, directors, employees and consultants of AARE-CA as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

5.13 No Default.

(a) Each of the contracts, agreements or other instruments of AARE-CA and each of the standard Customer Agreements or contracts of AARE-CA is a legal, binding and enforceable obligation by or against AARE-CA, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the knowledge of Seller, no party with whom AARE-CA has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of AARE-CA’s business.

(b) AARE-CA has performed or is now performing the obligations of, and AARE-CA is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of AARE-CA, nor has AARE-CA received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by AARE-CA with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other Parties thereto.

5.14 Intentionally Blank.

5.15 Proprietary Rights.

(a) AARE-CA has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by AARE-CA or in which it has any rights or licenses, except for software used by AARE-CA and generally available on the commercial market. AARE-CA has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of AARE-CA with each officer, employee or consultant of AARE-CA providing AARE-CA with title and ownership to patents, patent applications, trade secrets and inventions developed or used by AARE-CA in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

10

(b) AARE-CA owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of AARE-CA, and the same are sufficient to conduct AARE-CA’s business as it has been and is now being conducted.

(c) The operations of AARE-CA do not conflict with or infringe, and no one has asserted to AARE-CA that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeal pending against AARE-CA with respect to any Proprietary Rights, and none has been threatened against AARE-CA. There are no facts or alleged fact which would reasonably serve as a basis for any claim that AARE-CA does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of AARE-CA as it has been and is now being conducted.

(d) To the knowledge of Seller, no current employee of AARE-CA is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with AARE-CA or any previous employer.

5.16 Insurance. AARE-CA has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which AARE-CA is a party or is a beneficiary or named insured as of the Closing Date. AARE-CA has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of AARE-CA in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2020 or December 31, 2019.

5.17 Labor Relations. None of the employees of AARE-CA are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of AARE-CA’s employees. Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting AARE-CA relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. AARE-CA is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. AARE-CA is in compliance with the Immigration Reform and Control Act of 1986. Except as disclosed in Schedule 5.17, AARE-CA has no employment agreements.

11

5.18 Condition of Premises. All real property leased by AARE-CA is in good condition and repair, ordinary wear and tear excepted.

5.19 No Distributor Agreements. Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, AARE-CA is not a party to, nor is the property of AARE-CA bound by, any distributors’ or manufacturer’s representative or agency agreement.

5.20 Conflict of Interest Transactions. No past or present member, manager, director, officer or employee of AARE-CA or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with AARE-CA, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by AARE-CA or pertains to the business of AARE-CA with the exception of outstanding member loans which will be satisfied and discharged in full prior to the Closing Date.

5.21 Litigation. AARE-CA has three claims pending through its Errors and Omission Insurance. The insurance policy covers up to $1 million per claim. None of the three claims exceed this amount and are all covered through the insurance policy. All three claims are in the ordinary course of business for AARE-CA. There is no other action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller or the AARE-CA Owners, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to AARE-CA which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of AARE-CA, or (ii) challenges or would challenge any of the actions required to be taken by AARE-CA under this Agreement. To the knowledge of AARE-CA, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

5.22 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of AARE-CA; (ii) contravene or result in a violation of any resolution adopted by the members or directors of AARE-CA; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which AARE-CA is a party or by which AARE-CA or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of AARE-CA; (v) result in the loss of any license or other contractual right of AARE-CA; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of AARE-CA; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of AARE-CA; (viii) result in the reassessment or revaluation of any property of AARE-CA by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject AARE-CA to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which AARE-CA or any of its assets or any equity interests are subject.

12

5.23 Approvals. AARE-CA has provided Buyer with a complete and accurate list of all jurisdictions in which AARE-CA is authorized to do business along with the documentation evidencing such authorization. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by AARE-CA in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

5.24 Brokers. AARE-CA has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.25 Special Government Liabilities. AARE-CA has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the AARE-CA Owners or Seller aware of any threatened action or claim or any condition that could support an action or claim against AARE-CA or the Business for any of said liabilities, obligations or deferred payments.

5.26 Intentionally Blank.

5.27 Net Working Capital. Immediately prior to the Closing, AARE-CA’s Working Capital, as hereinafter defined, shall be not less than Fifty Thousand dollars ($50,000). Specifically, there shall not be less than Fifty Thousand dollars ($50,000) of cash or cash equivalent in AARE-CA’s Working Capital. For purposes of this Section 5.27:

i.	“Current Assets” means the current assets of Seller as determined in accordance with U.S. generally accepted accounting principles.

ii.	“Current Liabilities” means the current Liabilities of Seller as determined in accordance with U.S. generally accepted accounting principles.

iii.	“Working Capital” means an amount equal to (a) the amount of the Current Assets, minus (b) the amount of the Current Liabilities.

5.28 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of AARE-CA contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

5.29 Tax Advice. The AARE-CA Owners and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the AARE-CA Owners nor Seller have relied on any representation or statement made by Buyer, or their representatives regarding the tax implications of such transactions.

13

5.30 Acknowledgement of Risks. The AARE-CA Owners hereby represent and warrant that they have conducted a thorough review of Buyer’s public reports and financial statements filed by it with the Securities and Exchange Commission, and have had an opportunity to ask questions of and to receive additional information from representatives of Buyer. The AARE-CA Owners acknowledge that there are substantial risks associated with owning the shares of Buyer’s common stock, including but not limited to (i) those risk factors specifically disclosed to the AARE-CA Owners in writing by Buyer, a copy of which has been delivered to the AARE-CA Owners, (ii) the price of Buyer’s common stock may decline, (iii) the transferability of Buyer’s common stock is restricted by applicable federal and state securities laws as well as by the terms of this Agreement, and may be impaired by a lack of trading volume, and (iv) those additional risks described in public reports filed by Buyer with the Securities and Exchange Commission. The AARE-CA Owners are acquiring the shares of Buyer’s Common Stock for investment for their own respective accounts only and not with a view to, or for resale in connection with, any distribution thereof. The AARE-CA Owners represent and warrant that they are sophisticated, knowledgeable and experienced in making investments of this kind and are capable of evaluating the risks and merits of acquiring the shares of Buyer’s securities or have consulted with sophisticated or knowledgeable advisors in these matters.

5.31 Restricted Securities. It is understood that the Stock Consideration, and the shares of common stock underlying the Stock Consideration, is characterized as “restricted securities” under the Securities Act of 1933 as amended inasmuch as this Agreement contemplates that, if acquired by AARE-CA Owners pursuant hereto, the Stock Consideration would be acquired in a transaction not involving a public offering. It is further understood and acknowledged that if the Stock Consideration is issued to Seller in accordance with the provisions of this Agreement, such Stock Consideration may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.32 Legends. It is understood that the certificates evidencing Stock Consideration, and the shares of common stock underlying the Stock Consideration, will bear the following legend or another legend that is similar to the following:

THESE SECURITIES ISSUED HEREUNDER HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

14

6. Representations and Warranties of Buyer.

Buyer represents and warrants to the AARE-CA Owners and Seller as follows:

6.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2 Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.3 Good Standing. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, and (iv) has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.4 Authority. The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

6.5 Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date (except the representations made in Section 6.8, which may be modified by a planned forward stock split and increase in the authorized common stock of the Buyer either prior to or in connection with the Merger, with the revised capitalization numbers at Closing as outlined in Section 6.8).

6.6 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Certificate of Incorporation and By-laws), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract or agreement to which Buyer is a party or to which any of its material assets are bound (the “Buyer Contracts”).

15

6.7 Material Compliance. Buyer is in material compliance with all applicable Laws and Buyer Contracts relating to this Agreement, and the operation of its business.

6.8 Capital Structure. At Closing, the authorized capital stock of the Company will consist of: (i) 25,000,000 shares of Common Stock, par value $0.001 per share of which approximately 3,000,000 shares will be issued and outstanding at Closing, and (ii) 4,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares of Series A Convertible Preferred Stock will be issued and outstanding at Closing. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any Shares. Prior to the Closing, Buyer will deliver to Seller a schedule describing all convertible instruments such as stock options, warrants, convertible notes, and convertible preferred stock of the Company (the “Convertible Instruments”), along with the aggregate number of shares that could be issued if all Convertible Instruments were converted into Shares.

6.9 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Buyer of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California; (ii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (iv) the other Consents of Governmental Entities listed in Schedule 6.9; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

6.10 Management Salary Increase. After the Merger, AARE-DE plans to increase the salary of the Chief Executive Officer, Andrew Michael Arroyo, to Two Hundred Fifty Thousand Dollars ($250,000) and Megan Mazola Arroyo, his spouse, to Seventy Thousand ($70,000).

6.11 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

16

7. Conditions to Closing.

7.1 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) The AARE-CA Owners have delivered an updated list of assets and liabilities that is accurate and complete as of not more than five (5) business days prior to the Closing.

(b) All representations and warranties of the AARE-CA Owners and Seller made in this Agreement or in any exhibit or schedule hereto delivered by the AARE-CA Owners and Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(c) The AARE-CA Owners and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d) Buyer must be satisfied in its sole and absolute discretion with its due diligence of the AARE-CA Owners and Seller.

7.2 Conditions Precedent to the AARE-CA Owners’ and Seller’s Obligation to Close. The AARE-CA Owners’ and Sellers’ obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the AARE-CA Owners of the following:

(a) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(c) Buyer shall have filed the Certificate of Designation for the Series A Convertible Preferred Stock with the State of Delaware.

8. Survival of Representations and Warranties.

All representations and warranties made by each of the Parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement. AARE-CA and the AARE-CA Owners will have joint and several liability under this Agreement, except for the covenant not to compete in Section 3.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

17

9. Indemnification.

9.1 Indemnification by the AARE-CA Owners. The AARE-CA Owners agree jointly and severally, to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the AARE-CA Owners or Seller in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by AARE-CA or Sellers under this Agreement, or any breach of, or failure by the AARE-CA Owners or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the AARE-CA Owners or Seller under this Agreement.

9.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless the AARE-CA Owners and Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by the AARE-CA Owners and Seller arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Buyer in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by the Buyer under this Agreement, or any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 9 of this Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) business days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable Losses made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

18

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 9.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e) Basket; Limitations on Indemnification; Calculation of Losses.

(i) Basket. A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising out of Section 9.1 until the aggregate amount of all claims for Losses which arise out of Section 9.1 exceeds ten thousand dollars ($10,000) (the “Basket”). In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses exceeding the amount of the Basket.

(ii) Seller’s and AARE-CA Owner Cap. The maximum aggregate liability of the Seller and AARE-CA Owners, collectively, under Section 9.2 for all Losses shall be an amount equal to the value of the Purchase Price actually received by such Seller or individual AARE-CA Owner (the “Seller’s Cap”).

19

(iii) Exclusions from the Basket and Seller’s Cap. Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article 9 as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1) Losses relating to, caused by or resulting from the breach of any of the Seller’s and/or AARE-CA Owners representations and warranties as a result of fraud or intentional misrepresentation.

9.4 Recovery Losses for which a Buyer Indemnified Party may be entitled to recover pursuant to this Article 9 shall be offset by the pro rata cancellation of Stock Consideration by the AARE-CA Owners, if any, against any Seller or AARE-CA Owners in accordance with this Article 9. Except for specific performance and injunctive relief, the indemnification obligations and procedures set forth in this Article 9 shall be the sole and exclusive remedy for liabilities arising out of this Agreement and the transactions contemplated hereby.

10. Injunctive Relief.

10.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11. Further Assurances.

Following the Closing, the AARE-CA Owners and Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12. Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

20

13. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the Parties, their personal representatives, assigns and other successors in interest.

15. Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement. The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

16. Governing Law.

This Agreement will be governed by the laws of Delaware without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Orange County, California.

17. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18. Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other Parties.

21

19. Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

20. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22. Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other Parties hereto):

If to the AARE-CA Owners and Seller:

Andrew Arroyo Real Estate, Inc.

Attention: Andrew Michael Arroyo

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Email: ama@andrewarroyo.com

If to Buyer:

Andrew Arroyo Real Estate, Inc.

Attention: Andrew Michael Arroyo

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Email: ama@andrewarroyo.com

With a copy to (which shall not constitute notice):

Law Offices of Craig V. Butler

300 Spectrum Center Drive, Suite 300

Irvine, CA 92618

Phone: (949) 484-5667

Fax: (949) 209-2545

Email: cbutler@craigbutlerlaw.com

[Signatures on following page.]

22

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

AARE-CA:	Andrew Arroyo Real Estate, Inc.,
a California corporation

	By:	/s/ Andrew Michael Arroyo
Andrew Michael Arroyo
	Its:	President

AARE-CA Owners:		/s/ Andrew Michael Arroyo
Andrew Michael Arroyo

Company:	Andrew Arroyo Real Estate Inc.,
a Delaware corporation

	By:	/s/ Andrew Michael Arroyo
Andrew Michael Arroyo
	Its:	President

23

EXHIBIT A

AARE-CA Owners

AARE-CA Owner	No. of AARE-CA Shares

Andrew Michael Arroyo	1,000

Total	1,000

24

EXHIBIT B

Certificate of Merger - Delaware

25

EXHIBIT C

Certificate of Merger – California

26

EXHIBIT D

Merger Consideration

AARE-CA Owner	No. of Series A Preferred Shares

Andrew Michael Arroyo	2,000,000

Group Total	2,000,000

27

EXHIBIT E

Certificate of Designation for Series A Preferred Stock

28

EXHIBIT F

Disclosure Schedules

29

Disclosure Schedules

[_________________]

30